                                            NEWS
CONTACTS: Investors: William Kuser Media: Mary Ann Dunnell	(203) 573-2213 (203) 573-3034

KAREN R. OSAR TO SUCCEED CROMPTON CFO UPON RETIREMENT;
GREGORY E. MCDANIEL NAMED SENIOR VICE PRESIDENT OF STRATEGY & NEW BUSINESS DEVELOPMENT

MIDDLEBURY, CONN., MAY 3, 2004 - Crompton Corporation (NYSE: CK) announced that Peter Barna, senior vice president and chief financial officer, who has been with the company for 30 years, has elected to retire following completion of Crompton's current refinancing effort and that Karen R. Osar will succeed him. Crompton also announced that Gregory E. McDaniel has been named senior vice president of Strategy & New Business Development.

Karen R. Osar, 54, who joined Crompton today, most recently served as senior vice president and chief financial officer of Meadwestvaco Corporation, where she was instrumental in the execution of the $8 billion merger of Mead Corporation and Westvaco and in implementing new financial control procedures required to comply with the Sarbanes-Oxley Act.

Before the merger, Osar served as senior vice president and chief financial officer of Westvaco Corporation, a $4-billion packaging, paper and specialty chemicals company, where she directed acquisitions resulting in the creation of a $1-billion global market-leading consumer packaging business and the addition of a complementary plastics-based packaging product platform.

Osar's 29 years of experience in financial management also include serving as vice president and treasurer of $12 billion Tenneco Inc., where she led financing for the successful sale or spin offs of several new public companies. Osar spent the first 19 years of her career at J.P. Morgan and Company, serving most recently as managing director, Investment Banking Group.

Osar earned a B.A. in Latin American studies from Smith College and an M.B.A. in finance from Columbia University. She is a director of Allergan Inc., BNY Hamilton Funds and Encore Medical Corporation.

Crompton also announced that Gregory E. McDaniel, 52, has been appointed senior vice president of Strategy & New Business Development, effective immediately. McDaniel replaces interim Strategy & Development Senior Vice President Al Ingulli, who heads Crompton's Crop Protection business.

McDaniel comes to Crompton after holding various management positions over the past 28 years with The Dow Chemical Company. He most recently served as vice president and director of new business development and mergers and acquisitions within Dow's Polyurethane and Thermosets Group, aligning new business growth with the overall portfolio strategy. He also was chairman of Dow Bio-Products Ltd., a wholly owned subsidiary of Dow Canada.

Prior to his most-recent position at Dow, McDaniel led several of Dow's global agricultural joint ventures. He also served as global business and marketing manager of Phenoxy Herbicides. In addition, McDaniel held other high-level marketing, sales and communications positions.

McDaniel has a B.A. in liberal arts from Hampton University, and attended the Babson School of Executive Education in Wellesley, Mass.

"We are fortunate to be gaining exceptional talent to fill these key positions at a time when we are losing a Crompton veteran. We are grateful for Pete Barna's many contributions during his decades of service and are appreciative of his willingness to assist in an orderly transition before he departs for what we hope will be a long and healthy retirement," said Robert L. Wood, president, chairman and chief executive officer.

"We are excited to have a financial executive of Karen Osar's caliber joining Crompton. Her broad-ranging experience includes service as CFO of a public company as well as work in investment banking, treasury, audit and mergers and acquisitions. She is a strategic leader who will serve as an excellent liaison to our important financial constituents, including shareholders, bankers and analysts.

"I've worked closely with Greg for several years and have found him to be an exceptional strategist with excellent business modeling and cost optimization skills. His chemical industry experience will be very valuable as we refine our portfolio and focus on the continued creation of differentiated products to serve customer needs.

"I am confident that Karen and Greg will play important roles in our drive to reshape Crompton and deliver the improved shareholder value that we all seek," Wood concluded.

Crompton Corporation, with annual sales of $2.2 billion, is a producer and marketer of specialty chemicals and polymer products and equipment. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

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Forward-Looking Statements
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, the ability to obtain and timing of new financing, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under the Company's cost reduction initiatives, the amount of any additional earn-out payments from GE, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by the Company.